Exhibit 10.15

LOAN AGREEMENT

Senior Subordinated Promissory Note

Series I

$1,400,000.00

MADE BY AND BETWEEN

STAR BUFFET, INC.,

a Delaware corporation

AND

ROBERT E. WHEATON &

SUZANNE H. WHEATON,

Dated as of June 15, 2007

LOAN AGREEMENT

BY THIS AGREEMENT made and entered into as of the 15th day of June, 2007, STAR BUFFET, INC., a Delaware corporation, whose address is 1312 N. Scottsdale Road, Scottsdale, Arizona 85257 (hereinafter severally and collectively called “Borrower”), and ROBERT E. WHEATON & SUZANNE H. WHEATON, whose address is 4716 East Valley Vista Lane, Paradise Valley, Arizona 85253 (hereinafter called “Lender”), for and in consideration of the recitals and mutual promises contained herein, confirm and agree as follows:

SECTION 1.         RECITALS

1.1           Loan.  Borrower has applied to Lender for a term loan in the amount of ONE MILLION FOUR HUNDRED THOUSAND AND NO/100THS DOLLARS ($1,400,000.00), upon the terms, conditions and provisions set forth herein, for the sole purpose of providing working capital for Borrower in the ordinary course of business.

SECTION 2.         DEFINITIONS

2.1           Defined Terms.  As used herein, the following capitalized terms shall have the meanings specified below, unless the context otherwise requires.

(a)           Adjusted Tangible Net Worth.  Tangible net worth plus subordinated debt, determined in accordance with GAAP, plus the amount of any reductions in tangible net worth for non-cash charges required under Financial Accounting Standard 144 and reserves for notes receivable.

(b)           Advance.  Omitted.

(c)           Affiliate.  Any person or entity (i) that directly or indirectly controls, or is controlled by, or is under common control with, Borrower; (ii) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of or membership in Borrower; (iii) five percent (5%) or more of the voting stock of or membership in which entity is directly or indirectly beneficially owned or held by Borrower; (iv) that is an officer, director or manager of Borrower; (v) of which another Affiliate is an officer, director or manager; or (vi) who is related by blood, adoption, or marriage to another Affiliate.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

(d)           Business Day.  Any day other than a Saturday, Sunday, public holiday, or other day when commercial banks in Arizona are authorized or required to close.

(e)           Capital Expenditures.  For a period, any expenditures of money during such period for the lease, purchase or construction of assets that are capitalized on Borrower’s balance sheet.

(f)            Closing.  The satisfaction of all of the conditions precedent set forth in SECTION 5 hereof and the consummation of all of the loan transactions contemplated by this Loan Agreement.

(g)           Closing Date.  The date, on or before June 15, 2007, on which the Closing occurs.

(h)           Commitment.  As defined in Paragraph 3.1 hereof.

(i)            Compliance Certificate. A certification of compliance in the form attached hereto as Exhibit “A.”

(j)            CPLTD.  The amount of principal payments on long term debt and the amount of capitalized leases that are to be paid within one year.

(k)           Disbursement Account.  Omitted.

(l)            EBITDA.  Pretax earnings from continuing operations plus interest expense, depreciation and amortization, impairment of long-lived assets and reserves for notes receivable, computed and calculated in accordance with GAAP calculated on a rolling four (4) quarter basis.

(m)          Environmental Law.  Any federal, state or local statute, ordinance, or regulation pertaining to health, industrial hygiene, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq. (“RCRA”); and the Arizona Environmental Quality Act, Title 49, Arizona Revised Statutes, and all rules adopted and guidelines promulgated pursuant to the foregoing.

(n)           ERISA.  The Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

(o)           Event of Default.  As defined in Paragraph 11.1 hereof.

(p)           Facility.  Any real property and improvements owned or occupied by Borrower in the conduct of its business.

(q)           Fixed Charge Coverage.  The ratio of (a) EBITDA, less cash taxes and maintenance Capital Expenditures plus rent expense, to (b) CPLTD, plus interest expense plus rent expense calculated on a rolling four (4) quarter basis.

(r)            GAAP.  Those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date thereof so as to properly reflect the financial condition, and the results of operations and changes in the financial position, of Borrower.

(s)           Hazardous Substance:  Includes:

(i)            those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in CERCLA, RCRA, and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., and in the regulations promulgated pursuant thereto;

(ii)           those substances defined as “hazardous substances” in A.R.S. Section 49-201 and in rules adopted or guidelines promulgated pursuant thereto;

(iii)          those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302 and amendments thereto); and

(iv)          all other substances, materials and wastes that are, or that become, regulated under, or that are classified as hazardous or toxic under, any Environmental Law.

(t)            Indebtedness.  The total outstanding indebtedness owed Lender by Borrower under or in connection with the Loan, including principal and interest accrued but not previously paid.

(u)           Lien.  Any lien, mortgage, security interest, tax lien, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property designed to secure the payment of any indebtedness or performance of any obligation, whether arising by agreement or under any statute or law, or otherwise.

(v)           Loan Documents.  This Agreement, the Note and all other documents now or hereafter executed or delivered in connection with the Loan.

(w)          Loan.  As defined in Paragraph 3.1 hereof.

(x)            Long Term Debt.  Financing that has a maturity of greater than one year.

(y)           Maintenance Capital.  Expenditures defined by GAAP to be capitalized that are necessary to maintain the operations of the existing restaurants.

(z)            Material Adverse Effect.  Any event or condition that either (i) would have a material adverse effect upon the validity, performance or enforceability of this Agreement, or any of the other Loan Documents, (ii) is material and adverse to the properties, financial condition, credit or business operations and prospects of Borrower or any Subsidiary, (iii) would impair the ability of Borrower to fulfill its obligations under this Agreement, or any of the other Loan Documents, or (iv) causes an Event of Default or an event or condition that with notice or lapse of time or both, would become an Event of Default.

(aa)         Termination Date.  Shall mean June 5, 2012; provided, however, upon the request of Borrower, such date may be extended in writing by Lender in its sole and absolute discretion.

(bb)         Note.  As defined in Paragraph 3.2 hereof.

(cc)         Obligations.  Any and all of the representations, warranties, covenants and other obligations made or undertaken by Borrower in this Agreement or in any of the other Loan Documents.

(dd)         PBGC.  The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

(ee)         Permitted Liens.  (i) Liens granted to Lender; (ii) existing Liens approved by Lender and listed on Exhibit “B” hereto, (iii) future Liens approved in writing by Lender in its sole discretion; (iv) Liens for taxes, assessments and other governmental charges that are not past due or delinquent; (v) Liens imposed by law, such as mechanics’ liens, arising in the ordinary course of business and that secure payments not yet due; (vi) Mortgage Liens secured by a Facility where Lender has been notified in writing in advance of such lien being recorded; and (vii) Liens on other assets to the extent that such Liens secure financing for the acquisition of that asset.

(ff)           Plan.  Each pension, profit sharing, stock bonus, thrift, savings, and employee stock ownership plan established or maintained, or to which contributions have been made, by Borrower or any trade or business which together with Borrower would be treated as a single employer under ERISA.

(gg)         Primary Lender.  M&I Marshall & Ilsley Bank.

(hh)         SEC.  The United States Security and Exchange Commission.

(ii)           Subsidiary.  Any corporation fifty percent (50%) or more of which is owned, directly or indirectly, by Borrower.

(jj)           Total Funded Debt.  All financings, capitalized lease obligations and outstanding letters of credit.

(kk)         Total Funded Debt to EBITDA.  The ratio Total Funded Debt to EBITDA calculated on a rolling four (4) quarter basis.

2.2           Other Terms.  All accounting and financial terms used and not otherwise defined in this Agreement shall have the meanings accorded them under GAAP.

SECTION 3.         LOAN

3.1           Loan.  Subject to the conditions herein set forth, Lender agrees to loan to or for the benefit of Borrower, and Borrower agrees to borrow, in the manner and upon the terms and conditions herein expressed, amounts that shall not exceed at any time the Commitment (the “Loan”).  The “Commitment” shall be the principal sum of $1,400,000.00.

3.2           Note.  The Loan shall be evidenced by a promissory note of Borrower, executed and delivered simultaneously with the execution of this Agreement, in the amount of the $1,400,000.00 payable to Lender upon the terms and conditions contained therein (the “Note”).

3.3           Advances.  Omitted.

3.4           Readvances.  Omitted.

3.5           Other Disbursements by Lender.  Lender, from time to time in its sole discretion, may make disbursements in payment of interest accrued and payable upon the Loan and any charges and expenses that are the obligation of Borrower under this Agreement or any of the other Loan Documents and any charges or matters necessary to cure any Event of Default, all of which shall be added to and be part of the Indebtedness.

3.6           Repayment.  Borrower, from time to time, may repay the Loan in whole or in part at any time, without penalty, provided that any repayment complies with terms then in effect between borrow and Primary Lender.  Borrower shall immediately repay to Lender, from time to time, an amount equal to any amount by which the outstanding principal balance of the Loan exceeds the Commitment.

3.7           Termination.  The entire outstanding principal balance, all accrued and unpaid interest, and all other sums payable in connection with the Loan shall be due and payable on that date.

3.8           Application of Payments.  So long as no Event of Default exists, all payments shall be applied first to the payment of any costs, fees and other charges incurred in connection with the Loan, next to the payment of any accrued interest and then to the reduction of the principal balance.  Upon the occurrence and during the continuation of any Event of Default, all payments shall be applied by Lender to the Indebtedness and Obligations in such order and manner as Lender shall determine in its sole and absolute discretion.  All payments shall be applied to the Indebtedness and Obligations only when received in immediately available funds.

3.9           Prior Performance.  Although Lender shall have no obligation to make any Advance unless and until all of the requirements and conditions precedent set forth herein have been satisfied, Lender, at its sole discretion, may make any Advance prior to that time without waiving or releasing any of the requirements or conditions precedent of this Agreement; Borrower shall continue to be strictly obligated to perform, and shall be subject to, all such requirements and conditions notwithstanding any such disbursement.

3.10         Right to Advance.  Omitted.

SECTION 4.         LOAN FEE

4.1           Loan Fee.  Omitted.

4.2           Commitment Fee.  Omitted.

SECTION 5.         CONDITIONS PRECEDENT FOR CLOSING

The obligation of Lender to make the Loan, and to make any Advance at Closing, is subject to the following express conditions precedent, all of which shall have been satisfied prior to Closing:

5.1           Documents Required.  Borrower shall have executed (or obtained the execution or issuing of) and delivered to Lender the following documents, all in form satisfactory to Lender:

(a)           This Agreement

(b)           The Note

5.2           Loan Fee.  Omitted.

5.3           Items Required.  Borrower, at its expense, shall have obtained and delivered to Lender the following items, all of which shall be in form and content satisfactory to Lender and shall be subject to approval in writing by Lender:

(a)           A copy of the articles of incorporation and bylaws of Borrower and each Subsidiary, including all amendment thereto, certified by the secretary of Borrower or each Subsidiary, as appropriate, as being true, complete and correct as of the date of certification.

(b)           Certificates of good standing for Borrower and each Subsidiary issued by the Secretary of State of the state of incorporation of that corporation.

(c)           Resolutions of Borrower approving the execution, delivery and performance of this Agreement and the other Loan Documents and the transaction contemplated thereby, duly adopted by Borrower’s board of directors and accompanied by a certificate of the Secretary of Borrower stating that such resolutions are true and correct and are in full force and effect.

(d)           A signed certificate of the secretary of Borrower which shall certify the names of the officers of Borrower authorized to sign each of the Loan Documents, together with the true signature of each such officer.

5.4           Representative and Warranties True.  All representations and warranties by Borrower shall remain true and correct in all material respects and all agreements that Borrower is to have performed or complied with by the date hereof shall have been performed or complied with.

5.5           No Default.  No Event of Default exists, and no event has occurred and no condition exists that, after notice or lapse of time, or both, would constitute an Event of Default.

SECTION 6.         ADDITIONAL CONDITIONS

The obligation of Lender to make the Loan shall be subject to the following additional conditions precedent, all of which shall have been satisfied and remain satisfied at the time of each Advance of the Loan:

6.1           Prior Conditions.  All of the conditions precedent provided in SECTION 5 hereof shall have been satisfied.

6.2           Request for Advance.  Omitted.

6.3           Representatives and Warranties True.  All representations and warranties by Borrower shall remain true and correct in all material respects and all agreements that Borrower is to have performed or complied with by the date of the requested Advance shall have been performed or complied with.

6.4           No Default.  No Event of Default exists, and no event has occurred and no condition exists that, after notice or lapse of time, or both, would constitute an Event of Default.

SECTION 7.         REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

7.1           Recitals True.  The recitals appearing in this Agreement are true and correct.

7.2           Organization and Good Standing.  Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing in each state in which the nature of its business and property makes such qualification necessary or appropriate.

7.3           Power and Authority.  Borrower and each Subsidiary has full power and authority to own its properties and assets and to carry on its business as now being conducted.  Borrower has full power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which Borrower is a party.

7.4           Authorization.  Borrower is fully authorized and permitted to enter into this Agreement, to execute any and all documentation required herein, to borrow the amounts contemplated herein upon the terms set forth herein, and to perform the terms of this Agreement.

7.5           No Breach or Default as to Borrower.  The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is a party will not conflict with or result in a default under:  (i) any law, rule or regulation applicable to Borrower, (ii) the organizational documents of Borrower, or (iii) the terms, conditions or provisions of any agreement or instrument under which Borrower is a party or is obligated.

7.6           Enforceable Obligations.  This Agreement and each of the other Loan Documents to which Borrower is a party are valid and binding legal obligations of Borrower and each is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

7.7           No Liens.  Except for Permitted Liens, all of the properties and assets of Borrower and its Subsidiaries are free and clear of all Liens and other adverse claims of any nature, and such corporations have good and marketable title to such properties and assets.

7.8           No Adverse Proceedings.  No actions, suits or proceedings are pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary that could result in a Material Adverse Effect.  Neither Borrower nor any Subsidiary is in default with respect to any order, writ, injunction or decree, of any court, governmental department, commission, board, agency or official, which default could result in a Material Adverse Effect.  No actions, suits or proceedings are pending or threatened against Borrower or any Subsidiary other than as set forth in Exhibit “C.”

7.9           Licenses; Permits; Agreements.  Borrower and its Subsidiaries have obtained, and there remains in full force and effect, all licenses, permits, rights, approvals and agreements necessary or appropriate for the operation of their respective businesses.  Neither Borrower nor any Subsidiary is in default under any material agreement to which it is a party or by which it or any of its properties is bound.

7.10         Compliance with Laws.  Borrower and each of its Subsidiaries are in compliance with all material laws, rules, regulations, orders and decrees that are applicable to Borrower or any Subsidiary, or its or their properties.

7.11         No Violation of Environmental Laws.  To the best of their respective knowledge, neither Borrower nor any Subsidiary, nor any Facility owned by them or any Affiliate thereof, is in violation of any Environmental Law and neither Borrower or any Subsidiary, nor any Facility owned by them or any Affiliate thereof is subject to any existing, pending or, to the best of their respective knowledge, threatened investigation by any federal, state or local governmental authority under or in connection with any Environmental Law.  Borrower has not obtained as the result of the requirements of any Environmental Law, and is not required by any Environmental Law to obtain, any permit or license to construct or use any improvements, fixtures or equipment that are a part of, or are located on, any Facility or to operate any business that is being conducted or intended to be conducted on any Facility.  Borrower has not caused or permitted the Release of, or has any knowledge of the Release or presence of, any Hazardous Substance on any Facility or the migration of any Hazardous Substance from or to any other property adjacent to, or in the vicinity of, any Facility.  Borrower’s prior and present use of each Facility has not resulted in, and its future use of each Facility will not result in, the Release of any Hazardous Substance on the Facility.

7.12         Statements Correct.  All financial statements, profit and loss statements, statements as to ownership and other statements or reports previously or hereafter given to Lender by or on behalf of Borrower and its Subsidiaries are and shall be true, complete and correct in all material respects as of the date thereof.  There has been no change since the latest financial statements of Borrower and its Subsidiaries given to Lender that could have a Material Adverse Effect.  There is no material fact that Borrower has not disclosed to Lender that would have a Material Adverse Effect.

7.13         Tax Returns Filed.  Borrower and its Subsidiaries have properly prepared, executed and filed (unless an extension of time has been granted by the proper authorities) all federal, state and local tax returns required by law and has paid all of its respective current obligations before delinquent, including all federal, state and local taxes and all other payments required under federal, state or local law.

7.14         No Margin Security.  Borrower does not own any “margin security” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System except amounts thereof that do not and will not in the aggregate constitute a substantial part of Borrower’s assets.

7.15         ERISA Compliance.  Borrower is in compliance in all material respects with all applicable provisions of ERISA.  Neither a “reportable event” as defined in ERISA nor a “prohibited transaction” as set forth in ERISA or in the Internal Revenue Code has occurred and is continuing with respect to any Plan.  No notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist that constitute grounds under ERISA entitling PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings.  Borrower is not a party to, and has no employees who are covered by, a multi-employer pension or benefit plan.  Borrower has met its minimum funding requirements under ERISA with respect to each Plan and the present value of all vested benefits under each Plan did not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of ERISA for calculating the potential liability of Borrower to the PBGC or the Plan under ERISA.  Borrower has not incurred any liability to the PBGC under ERISA.

7.16         Principal Office.  The principal office of Borrower is at Borrower’s address at 1312 North Scottsdale Road, Scottsdale, Arizona 85257.  Borrower maintains its principal books and records at that address.

7.17         Subsidiaries.  Borrower does have Subsidiaries.

7.18         Affirmation.  Each request by Borrower for an Advance shall constitute an affirmation on the part of Borrower that the representations and warranties contained herein are true and correct in all material respects as of the time of such request and that the conditions precedent for that Advance have been satisfied.

7.19         Survival.  All representations and warranties made herein shall survive the execution of this Agreement, all Advances, and the execution and delivery of all other Loan Documents, so long as Lender has any commitment to lend to Borrower hereunder and until the Indebtedness has been fully paid and all of the Obligations have been fully performed.

SECTION 8.         AFFIRMATIVE COVENANTS

Until the Indebtedness as been fully paid and all of the Obligations have been fully performed:

8.1           No Change in Documents.  Borrower shall, and shall cause each of its Subsidiaries to, maintain its corporate existence with no material amendments or changes in its organizational documents without the prior written approval of the Lender, which consent shall not be unreasonably withheld.

8.2           Licenses, Permits; Agreements.  Borrower shall, and shall cause each of its Subsidiaries, to comply with and maintain in full force and effect all licenses, permits, rights, approvals and agreements necessary or desirable to conduct its business and to comply with its obligations under this Agreement and the other Loan Documents.

8.3           Maintain Business.  Borrower shall, and shall cause each of its Subsidiaries, to act prudently and in accordance with customary industry standards in managing and operating its properties, assets and business.  Borrower shall, and shall cause each of its Subsidiaries, to keep all of its properties in good condition and repair (subject to ordinary wear and tear) and shall make all needed and proper repairs and improvements to its properties in order to properly conduct its business.

8.4           Comply With Laws.  Borrower shall comply in all material respects with all applicable laws, including without limitation, all applicable Environmental Laws.  Borrower will not, and will not permit any third party to, use, generate, manufacture, produce, store, or Release on, under or about any Facility, or transfer to or from any Facility, any Hazardous Substance except in compliance with all applicable Environmental Laws.

8.5           Management.  Borrower shall, and shall cause each of its Subsidiaries, to at all times hire and retain executive and management personnel adequate for the proper management, supervision and conduct of its business, operations and properties.

8.6           Maintain Insurance.  Borrower shall at all times maintain insurance with responsible and reputable insurers in such amounts and against such risks as may from time to time be required by Lender, but in all events in such amounts and against such risks, including public liability, property damage and worker’s compensation insurance, as is usually carried by companies engaged in similar business and owning properties in the same general areas in which Borrower operates.

8.7           Loan Payments.  Borrower shall make all payments of interest and principal on the Loan and shall keep and comply with all terms, conditions and provisions of the Loan Documents.

8.8           Pay Obligations.  Borrower shall pay all of its current obligations before they become delinquent, including all federal, state and local taxes, assessments, levies and governmental charges and all other payments required under any federal, state or local law.

8.9           Statements and Reports.  Borrower shall maintain a standard, modern system of accounting that reflects the application of GAAP, consistently applied, and shall furnish to Lender the following:

(a)           Omitted.

(b)           Omitted.

(c)           Omitted.

(d)           Omitted.

(e)           Omitted.

(f)            Omitted.

8.10         Records.  Borrower shall maintain, in a safe place, proper and accurate books, ledgers, correspondence and other records relating to its operations and business affairs.

8.11         No Margin Security.  Borrower shall not use any proceeds of the Loan, or any proceeds of any other or future loan from Lender to Borrower, directly or indirectly, to purchase or carry any “margin security” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System or to reduce or retire any indebtedness undertaken for such purposes within the meaning of said Regulation U, and will not use such proceeds in a manner that would cause Borrower to be in violation of Regulation G, T, or X of such Board, nor use such proceeds for any purpose not permitted by Section 7 of the Securities Exchange Act of 1934, as amended, or any of the rules or regulations respecting the extensions of credit promulgated thereunder.

8.12         Further Assurance.  Borrower shall execute and deliver such additional documents and do such other acts as Lender may reasonably require in connection with this Loan.

SECTION 9.         NEGATIVE COVENANTS

Until the Indebtedness as been fully paid and all of the Obligations have been fully performed, without receiving the prior written consent of Lender, Borrower shall not, and shall not permit any Subsidiary to:

9.1           Incur Debt.  Become or remain obligated either directly or as a guarantor or surety for any indebtedness for borrowed money or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

(a)           Indebtedness to Primary Lender;

(b)           Indebtedness to Lender;

(c)           Indebtedness secured by Permitted Liens;

(d)           Current liabilities for taxes and assessments incurred in the ordinary course of business; unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of its business;

(e)           Real estate debt in connection with the purchase of restaurant properties.

9.2           Negative Pledge.  Create or permit to be created or exist any Lien on any of its property or assets which it now owns or hereafter acquires except Permitted Liens.

9.3           Loans.  Make any loan, advance, extension of credit, or gift to any person or entity except items not to exceed $10,000.00 in the aggregate for Borrower and all Subsidiaries in any fiscal year.

9.4           Investments.  Omitted.

9.5           Dissolution; Management Change.  Dissolve or liquidate, or merge or consolidate with or into any other entity; sell, transfer, lease or otherwise dispose of all or any substantial part of its property, assets or business; or, turn over the management or operation of its property, assets or business to any other person, firm or corporation or make any other material change in its management or operations.

9.6           Fiscal Year.  Change the times of commencement or termination of its fiscal year or other accounting periods; or change its methods of accounting other than to conform to GAAP.

9.7           Guarantees.  Guarantee, directly or indirectly, or otherwise become contingently liable or obligated for, any indebtedness or obligation of any other person or entity except for the endorsement in the ordinary course of business of negotiable instruments for deposit or collection.

9.8           Dividends.  Omitted.

9.9           Acquisitions.  Omitted.

9.10         Nature of Business.  Engage in any line of business materially different from that in which it is presently engaged, or purchase, lease or otherwise acquire assets not related to the operation of its business.

9.11         Capital Expenditures.  Omitted.

9.12         Salaries.  Pay excessive or unreasonable salaries, bonuses, commissions or other compensation; or increase the salary, bonus, commissions or other compensation of any director, officer, or consultant, or any member of their families, by more than 20% in any one fiscal year, either individually or in the aggregate for all such persons.

9.13         Financial Covenants.  For Borrower and its Subsidiaries, on a combined basis, as determined as of end of each fiscal quarter from the financial statements included in Borrower’s Form 10K and Form 10-Qs filed with the SEC, permit:

(a)           Adjusted Tangible Net Worth to be less than $17,000,000.00.

(b)           The ratio of Total Funded Debt to EBITDA to be greater than 2.75 to 1.0.

(c)           The Fixed Charge Coverage to exceed 1.00 to 1.00.

All computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with GAAP and shall be certified as true and correct by Borrower.

SECTION 10.       WAIVER

10.1         Notice Waivers.  Borrower waives presentment, demand, protest and notices of protest, nonpayment, partial payment and all other notices and formalities except as expressly called for in this Agreement or in the Note.  Borrower consents to and waives notice of: (i) the granting of indulgences or extensions of time of payment, (ii) the taking or releasing of security, and (iii) the addition or release of persons who may be or become primarily or secondarily liable on or with respect to the Indebtedness or any part thereof, and all in such manner and at such time as Lender may deem advisable.

10.2         No Waivers By Lender.  No delay or omission by Lender in exercising any right, power or remedy hereunder, and no indulgence given to Borrower, with respect to any term, condition or provision set forth herein, shall impair any right, power or remedy of Lender under this Agreement, or be construed as a waiver by Lender of, or acquiescence in, any Event of Default.  Likewise, no such delay, omission or indulgence by Lender shall be construed as a variation or waiver of any of the terms, conditions or provisions of this Agreement.  Any actual waiver by Lender of any Event of Default shall not be a waiver of any other prior or subsequent Event of Default or of the same Event of Default after notice to Borrower demanding strict performance.

SECTION 11.       DEFAULT

11.1         Events of Default.  The occurrence of any of the following events or conditions shall constitute an “Event of Default” under this Agreement:

(a)           Any failure to pay any interest or principal or any other part of the Indebtedness when the same becomes due and payable.

(b)           Any failure or neglect to perform or observe any of the terms, provisions, conditions or covenants of this Agreement or any other Loan Document, other than those referred to in the other provisions of this Paragraph 11.1, and such failure or neglect either (i) cannot be remedied,  (ii) can be remedied within fifteen (15) days by prompt and diligent action, but it continues unremedied for a period of fifteen (15) days after notice thereof to Borrower, or (iii) can be remedied, although not within fifteen (15) days even by prompt and diligent action, but such remedy is not commenced within fifteen (15) days after notice thereof to Borrower or is not diligently prosecuted to completion within a total of thirty (30) days from the date of such notice.

(c)           Any warranty, representation or statement contained in this Agreement, in the Note, in any other Loan Document, or made or furnished to Lender by or on behalf of Borrower that shall be or shall prove to have been false or misleading in any material respect as of the time made or furnished.

(d)           The filing by Borrower or any Subsidiary of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; or the entry of an order for relief under such laws with respect to Borrower or any Subsidiary.

(e)           The commencement of any proceeding described in subparagraph (d)above against Borrower or any Subsidiary unless dismissal of such proceeding is promptly sought and diligently prosecuted and such proceeding is in fact dismissed within sixty (60) days from the date of such commencement; the acquiescence by Borrower or such Subsidiary to such proceedings; or the appointment of a receiver, trustee, custodian or conservator for all or any part of the assets of Borrower or any Subsidiary.

(f)            The insolvency of Borrower or any Subsidiary; or the execution by Borrower or any Subsidiary of an assignment for the benefit of creditors; or the convening by Borrower or any Subsidiary of a meeting of its creditors, or any class thereof, for purposes of affecting a moratorium upon or extension or composition of its debts; or the failure of Borrower or any Subsidiary to pay its debts as they mature; or if Borrower or any Subsidiary is generally not paying its debts as they mature.

(g)           The admission in writing by Borrower or any Subsidiary that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature.

(h)           The liquidation, termination or dissolution of Borrower or any of its Subsidiaries.

(i)            Any final judgment for the payment of money in excess of $500,000.00 (other than a judgment covered by insurance where coverage has been acknowledged by the insurer) is entered against Borrower or any Subsidiary and such judgment is not satisfied or discharged with thirty (30) days after the entry thereof.

(j)            The existence or the filing of any Lien, other than Permitted Liens, in excess of $500,000.00 against any property or assets of Borrower or any Subsidiary that is not removed, released, bonded or stayed to the satisfaction of Lender within thirty (30) days after its creation.

(k)           Any levy or execution upon, or judicial seizure of, any property of Borrower or any Subsidiary that has a fair market value in excess of $250,000.00.

(l)            The entry of any judgment, order or decree, or any other type of adverse ruling, against Borrower or any Subsidiary that could have a Material Adverse Effect.

(m)          The abandonment by Borrower or any Subsidiary of all or any material part of its property or assets.

(n)           The loss, theft or destruction of, or any substantial damage to, any material part of the property of Borrower or any Subsidiary that is not adequately covered by insurance.

(o)           The occurrence of any event or condition, that with the giving of notice or passage of time, or both, could result in a material default by Borrower under any other contract, loan, obligation or agreement of any kind to which Borrower is a party that results in a Material Adverse Effect.

(p)           The issuance of any order or decree enjoining or prohibiting Lender or Borrower from performing under this Agreement or any of the other Loan Documents, which order or decree is not vacated within fifteen (15) days after the granting thereof.

(q)           The occurrence of any default under any of the other Loan Documents that is not cured within any period for cure set forth therein.

(r)            Any failure or neglect to satisfy any of the financial covenants set forth in Paragraph 9.12 hereof which failure or neglect is not fully remedied and cured by the end of the next calendar month.

(s)           The occurrence of any event or condition that Lender, in its reasonably judgment, believes results in a Material Adverse Effect.

11.2         Remedies.  Upon the occurrence of any Event of Default, and at any time thereafter while such Event of Default is continuing, Lender may do one or more of the following [except that in the case of an Event of Default described in subparagraphs 11.1(d) through 11.1(g) above relating to Borrower, acceleration shall be automatic]:

(a)           Declare the entire Loan and the rest of the Indebtedness immediately due and payable, without notice or demand.

(b)           Proceed to protect and enforce its rights under this Agreement, the Note and all other Loan Documents.

(c)           Avail itself of any other relief to which Lender may be legally or equitably entitled.

11.3         Payment of Costs.  Borrower shall pay all costs and expenses including, without limitation, court costs and reasonable attorneys’ fees incurred in enforcing payment of the Indebtedness and performance of the Obligation or in exercising the rights and remedies of Lender hereunder.  In the event of any court proceedings, court costs and reasonable attorneys’ fees shall be set by the court and not by jury and shall be included in any judgment obtained by Lender.

11.4         Right to Pay and Perform.  If Borrower shall fail to pay any amount as required herein or in any of the other Loan Documents, to satisfy any requirement hereof or of any of the other Loan Documents, or to perform otherwise as required herein or in any of the other Loan Documents, Lender may advance the moneys necessary to pay the same, to satisfy such requirements or to so perform.

11.5         No Prejudice to Lender.  No failure on the part of Lender to exercise any of its rights hereunder arising upon any Event of Default shall be construed to prejudice its rights upon the occurrence of any other or subsequent Event of Default.  No delay on the part of Lender in exercising any such rights shall be construed to preclude it from the exercise thereof at any time during the continuance of that Event of Default.  Lender may enforce any one or more remedies or rights hereunder successively or concurrently.  By accepting payment of any of the Indebtedness or performance of any of the Obligation after its due date, Lender shall not thereby waive the agreement contained herein that time is of the essence, nor shall Lender waive either its right to require prompt payment when due of the remainder of the Indebtedness or performance when due of the remainder of the Obligation or its right to consider the failure to so pay or perform an Event of Default.

SECTION 12.       ACTION UPON AGREEMENT

12.1         No Third Party Beneficiaries.  This Agreement is made for the sole protection and benefit of the parties hereto and no other person or organization shall have any right of action hereon or be a third party beneficiary hereof.

12.2         Entire Agreement.  This Agreement, together with the documents and instruments referred to herein, embodies the entire Agreement of the parties with regard to the subject matter hereof.  There are no representations, promises, warranties, understandings or agreements expressed or implied, oral or otherwise, in relation thereto, except those expressly referred to or set forth herein.  Borrower acknowledges that the execution and delivery of this Agreement is its free and voluntary act and deed, and that said execution and delivery have not been induced by, nor done in reliance upon, any representations, promises, warranties, understandings or agreements made by Lender, its agents, officers, employees or representatives, other than as set forth herein.

12.3         Changes in Writing.  No promise, representation, warranty or agreement made subsequent to the execution and delivery of this Agreement by either party hereto, and no revocation, partial or otherwise, or change, amendment or addition to, or alteration or modification of, this Agreement shall be valid unless the same shall be in writing signed by all parties hereto.

12.4         Separate Entities.  Lender and Borrower have separate and independent rights and obligations under this Agreement.  Nothing contained herein shall be construed as creating, forming or constituting any partnership, joint venture, merger or consolidation of Lender and Borrower for any purpose or in any respect.

SECTION 13.       GENERAL

13.1         Agreement to Continue.  This Agreement, and the representations, warranties, and covenants contained herein shall survive the making of the Loan and shall remain in full force and effect until the Indebtedness as been fully paid and all of the Obligations have been fully performed.

13.2         Lender’s Investigations.  Borrower shall be solely responsible for all aspects of Borrower’s business and activities.  Any investigation or review by Lender or its counsel shall be solely for Lender’s benefit, including to determine whether Borrower is properly discharging its obligations to Lender, and may not be relied upon by Borrower or any third party.  Neither Lender, nor Lender’s counsel, owes any duty of care to Borrower or to any third party to protect against, or to inform Borrower or any third party of, any matters disclosed by any investigation or review by Lender or its counsel.

13.3         Rights to Protect Lender.  All rights, powers and remedies granted Lender herein, or otherwise available to Lender, are for the sole benefit and protection of Lender, and Lender may exercise any such right, power or remedy at its option and in its sole and absolute discretion without any obligation to do so.  In addition, if, under the terms hereof, Lender is given two or more alternative courses of action, Lender may elect any alternative or combination of alternatives, at its option and in its sole and absolute discretion.  All monies advanced by Lender under the terms hereof and all amounts paid, suffered or incurred by Lender in exercising any authority granted herein, including reasonable attorneys’ fees, shall bear interest at the highest rate payable on any of the Indebtedness until paid, and shall be due and payable by Borrower to Lender immediately without demand.

13.4         Indemnity.  Borrower shall indemnify and hold Lender harmless from and against all claims, costs, expenses, actions, suits, proceedings, losses, damages and liabilities of any kind whatsoever, including but not limited to reasonable attorneys’ fees and expenses, arising out of any matter relating, directly or indirectly, to the Loan, whether resulting from internal disputes of the Borrower or whether involving other third persons or entities, or out of any other matter whatsoever related to this Agreement, the other Loan Documents, or any Facility, including but not limited to (i) any use, generation, manufacture, production, storage, Release, threatened Release, or presence of a Hazardous Substance; (ii) any violation or claim of violation of any Environmental Law; or (iii) any breach of any of the warranties, representations and covenants contained herein, but excluding any claim or liability which arises as the direct result of the gross negligence or willful misconduct of Lender.  This indemnity provision shall continue in full force and effect and shall survive not only the making of the Loan but shall also survive the payment of the Indebtedness and the performance of the Obligations.

13.5         Joint and Several; Context.  If Borrower consists of more than one person or entity their liability shall be joint and several.  The provisions hereof shall apply to the parties according to the context thereof and without regard to the number or gender of words or expressions used.

13.6         Time of the Essence.  Time is expressly made of the essence of this Agreement.

13.7         Notices.  All notices required or permitted to be given hereunder shall be in writing and may be given in person or by United States mail, by commercial delivery service or by electronic transmission with verified receipt.  Any notice directed to a party to this Agreement shall become effective upon the earliest of the following:  (i) actual receipt by that party; (ii) delivery to the designated address of that party, addressed to that party; or (iii) if given by certified or registered United States mail, the earlier of the date of delivery shown on the return receipt or twenty-four (24) hours after deposit with the United States Postal Service, postage prepaid, addressed to that party at its designated address.  The designated address of a party shall be the address of the party shown below or such other address within the continental United States as that party, from time to time, may specify by notice to the other parties:

Borrower:	Star Buffet, Inc.
1312 N. Scottsdale Road
Scottsdale, AZ 85257

Lender:	Robert E. Wheaton and
Suzanne H. Wheaton
4716 E. Valley Vista Lane
Paradise Valley, AZ 85253

13.8         Costs and Expenses.  Borrower shall pay all costs and expenses arising from the preparation of this Agreement, the closing of the Loan and the making of the Advance, including but not limited to, Lender’s attorneys’ fees, any other charges that may be imposed on Lender as a result of this transaction.

13.9         Choice of Law.  This Agreement shall be governed by and construed according to the laws of the State of Arizona.

13.10       Venue.  Lender may bring any action or proceeding to enforce or arising out of this Agreement in any court of competent jurisdiction.  If Lender commences such an action in a court located in the County of Maricopa, State of Arizona, or the United States District Court for the District of Arizona, Borrower hereby agrees that it will submit and does hereby irrevocably submit to the personal jurisdiction of such courts and will not attempt to have such action dismissed, abated, or transferred on the ground of forum non convenience or similar grounds; provided, however, that nothing contained herein shall prohibit Borrower from seeking, by appropriate motion, to remove any action brought in a Arizona state court to the United States District Court for the District of Arizona.  If such action is so removed, however, Borrower shall not seek to transfer such action to any other district, nor shall Borrower seek to transfer to any other district any action which Lender originally commences in such federal court.  Any action or proceeding brought by Borrower arising out of this Agreement or any of the other Loan Documents shall be brought solely in a court of competent jurisdiction located in the County of Maricopa, State of Arizona, or in the United States District Court for the District of Arizona.  Borrower waives any objection which it may now or hereafter have to venue of any such action or proceeding and waives any right to seek removal of any action or proceeding commenced in accordance herewith.

13.11       WAIVER OF TRIAL BY JURY.  BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT THE TRANSACTION THAT IS THE SUBJECT OF THIS AGREEMENT WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  THIS WAIVER HAS BEEN NEGOTIATED BY THE PARTIES AND IS AN ESSENTIAL PART OF THEIR BARGAIN.  EITHER PARTY MAY FILE A COPY OF THIS PROVISION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

13.12       Successors and Assigns.  Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.

13.13       Headings.  The headings or captions of sections and paragraphs in this Agreement are for convenience and reference only, do not define, control or limit the provisions of such sections or paragraphs, and shall not affect the interpretation of this Agreement.

13.14       Participations.  Lender, at any time, shall have the right to sell, assign, or grant participations in all or any portion of the Loan and in any of the Loan Documents.  Lender is authorized to furnish any purchaser or participant, or prospective purchaser or participant, any documents or information provided to Lender or that Lender may have obtained relating to Borrower or relating to the Loan.

13.15       Loan Agreement to Prevail.  In the event of any direct conflict between the provisions of this Agreement and those of the Note or any other Loan Document, the provisions of this Agreement shall prevail.

IN WITNESS WHEREOF, these presents are executed as of the date indicated above.

BORROWER:

STAR BUFFET, INC., a Delaware corporation

By:	/s/ Ron Dowdy
Name: Ron Dowdy
Title: Secretary

LENDER:

Robert E. Wheaton and Suzanne H. Wheaton

By:	/s/ Robert E. Wheaton
Name:	Robert E. Wheaton

By:	/s/ Suzanne H. Wheaton
Name:	Suzanne H. Wheaton